EXHIBIT 99.1

VOTING AGREEMENT

Dated as of June 23, 2019

by and among

INSIGHT ENTERPRISES, INC.,

TROJAN ACQUISITION CORP.,

PCM, INC.

and

THE STOCKHOLDERS OF
PCM, INC. LISTED ON THE SIGNATURE PAGES HERETO

VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 23, 2019 (this “Agreement”), by and among Insight Enterprises, Inc., a Delaware corporation (“Parent”), Trojan Acquisition Corp., a Delaware corporation (“Merger Sub”), PCM, Inc., a Delaware corporation (the “Company”), and the Persons listed on the signature pages hereto (each, a “Stockholder” and collectively, the “Stockholders”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as herein defined).

RECITALS

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) holder of the number of shares of common stock, par value $0.001 per share (the “Shares”), of the Company, set forth opposite the Stockholder’s signature on such Stockholder’s signature page hereto (all such shares set forth opposite the Stockholder’s signature, together with any shares of Company Stock that are hereafter issued to or otherwise acquired, held of record or beneficially owned by the Stockholder prior to the termination of this Agreement being referred to as the “Subject Shares” of the Stockholder);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Merger Sub, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified in accordance with its terms, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger (sometimes hereinafter referred to as the “Surviving Corporation”); and

WHEREAS, the Company Board has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the Merger Agreement or the consummation of the transactions, including the Merger, in the manner contemplated hereby or thereby.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Voting and Transfer of Company Stock

1.1Voting. Each Stockholder irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending immediately prior to the earlier of the Effective Time and the termination of this Agreement (the “Applicable Period”), at every meeting of the holders of Shares (a “Meeting”) and at every adjournment or postponement of such Meeting, to cause to be present and counted and to vote (or cause to be voted or acted upon by written consent with respect to) all Subject Shares which are entitled to be voted as follows: (a) in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger; (b) in favor of any proposal to adjourn or postpone a Meeting at which there is a proposal for such stockholders to vote upon the adoption of the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient Shares present in person or by proxy at the Meeting to constitute a quorum; (c) against any Acquisition Proposal or Alternative Transaction or the adoption of any agreement providing for or contemplating an Alternative Transaction; and (c) against any amendment of the Company’s Charter or other action or agreement of the Company, in each case, for which the vote of the holders of Shares is required to authorize such action or agreement, that would reasonably be expected to (i) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (ii) reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

1.2Proxy. Each Stockholder, with respect to the Subject Shares, hereby irrevocably constitutes and appoints Parent, with full power of substitution, as the Stockholder’s true and lawful attorney in fact and proxy, for and in such Stockholder’s name, place and stead, to vote, at any time during the Applicable Period, each Subject Share as such Stockholder’s proxy, at every meeting of the stockholders of the Company and to execute and deliver on behalf of such Stockholder any written consent relating to each Subject Share that may be required in order to cause such Stockholder to perform the covenants, in each case solely as set forth in Section 1.1. The proxy described in this Section 1.2 is limited solely to the voting of Subject Shares (or acting by written consent with respect thereto) solely in order to cause each Stockholder to perform the covenants set forth in Section 1.1.  This proxy is delivered in connection with the Merger, is coupled with an interest, including for the purposes of Section 212 of the General Corporation Law of the State of Delaware (“DGCL”), revokes any and all prior proxies granted by each Stockholder with respect to the Stockholder’s Subject Shares and is irrevocable, provided that this proxy shall automatically terminate upon the termination of this Agreement.

1.3No Transfer. During the period beginning on the date of this Agreement and ending immediately prior to the earlier of the Effective Time and the termination of this Agreement, the Stockholder shall not, directly or indirectly: (a) sell, convey, transfer, pledge or otherwise encumber or dispose of any Subject Shares or any capital stock of any of the Company’s Subsidiaries; (b) deposit any Subject Shares or capital stock of the Company’s Subsidiaries into a voting trust or enter into a voting agreement or any other arrangement with respect to any such shares or purport to grant any proxy with respect thereto; (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Subject Shares or capital stock of the Company’s Subsidiaries; (d) otherwise permit any Liens to be created on any Subject Shares or capital stock of the Company’s Subsidiaries (other than Liens under securities laws) or (e) commit or agree to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, that the foregoing shall not prohibit Transfers (i) between a Stockholder and any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person (“Affiliate”), (ii) to any member of a Stockholder’s immediate family, or to a trust for the benefit of a Stockholder or any member of a Stockholder’s immediate family, so long as, prior to any such Transfer, and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to the Company a joinder to this Agreement in the form attached hereto as Annex A, or (iii) to the Company in connection with the exercise, net settlement or tax withholding provisions of equity awards granted pursuant to the Company’s stockholder-approved equity incentive plans. Any Transfer or action in violation of this Section 1.3 shall be void ab initio.

1.4Stop Transfer. The Company hereby acknowledges the restrictions on the Transfer of Subject Shares and capital stock of the Company’s Subsidiaries contained in Section 1.3.  The Company agrees not to register any Transfer of any Certificate or Book Entry Share or other uncertificated interest representing any Subject Shares or capital stock of the Company’s Subsidiaries by any Stockholder made in violation of the restrictions set forth in this Section 1.4.

1.5Waiver of Appraisal Rights. Each  Stockholder hereby agrees not to exercise, and irrevocably and unconditionally waives, any rights of appraisal provided under Section 262 of the DGCL with respect to the Merger and agrees not to dissent with respect to the Merger.

1.6Public Announcements; Filings; Disclosures. No Stockholder (nor any of its respective Affiliates) shall issue any press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement, or the transactions contemplated hereby or thereby, without the prior written consent of Parent or Merger Sub (such consent not to be unreasonably withheld, conditioned or delayed), except (i) as such press release or other public announcement may be required by applicable Law, in which case such Stockholder shall use its reasonable best efforts to provide Parent and Merger Sub with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good faith consideration to any such comments proposed by Parent or Merger Sub or (ii) in connection with a Change of Recommendation, if and to the extent permitted by the terms of the Merger Agreement. Each Stockholder shall permit and hereby authorizes Parent, Merger Sub and the Company to publish and disclose in all documents and schedules filed with the SEC, any proxy statement to stockholders or other disclosure document that Parent, Merger Sub or the Company reasonably determines to be necessary in connection with the Merger and any other transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Stockholder’s Subject Shares and the nature of the Stockholder’s commitments and obligations under this Agreement.  Notwithstanding anything to the contrary in this Section 1.6, each Stockholder that is a director or officer of the Company, in his or her capacity as a director or officer of the Company, may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, non-public information regarding the other parties, this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.

1.7Non-Solicitation.

(a)No Solicitation or Negotiation. Except as expressly permitted pursuant to Section 6.2 of the Merger Agreement (including Section 6.2(b) thereof), each Stockholder agrees that neither it nor any of its Affiliates shall, and that it shall instruct and use its reasonable best efforts to cause its and its Affiliate’s Representatives not to, directly or indirectly:

(i)initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry, proposal, indication of interest or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii)engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal, indication of interest or offer that could reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions);

(iii)provide any information to any Person in connection with any Acquisition Proposal;

(iv)subject to Section 6.2(i) of the Merger Agreement, waive, terminate, modify or fail to enforce any “standstill” or confidentiality or similar obligation of any Person (other than any party hereto) with respect to the Company or any of its Subsidiaries; or

(v)otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

The activities specified in clauses (i) through (v) are hereinafter referred to as the “Restricted Activities.”

(b)Notice. Each Stockholder shall promptly (and, in any event, within 24 hours) give written notice to Parent if such Stockholder receives (i) any inquiry, proposal, indication of interest or offer with respect to an Acquisition Proposal, (ii) any request by any Person or group for information in connection with or with respect to any Acquisition Proposal, or (iii) any request by any Person or group for discussions or negotiations, or to initiate or continue discussions or negotiations, with respect to an Acquisition Proposal, setting forth in such notice the name of such Person or group and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written request, inquiry, proposal, indication of interest or offer, including proposed agreements and any other written communications) and thereafter shall keep Parent informed, on a reasonably current basis (and, in any event, within 24 hours), of the status and material terms of any such proposals or offers (including any material amendments thereto) and any changes to the status of any such discussions or negotiations, including any change in its intentions as previously notified.

(c)Exceptions. Notwithstanding anything in this Agreement to the contrary, each Stockholder, directly or indirectly through one or more of its Representatives, and its Affiliates may engage in any Restricted Activities with any Person if the Company is permitted to engage in such activities with such Person pursuant to Section 6.2(b)(i)-(iii) of the Merger

Agreement, in each case subject to the restrictions and limitations set forth in Section 6.2 of the Merger Agreement.

1.8No Agreement as Director or Officer.  Each Stockholder hereby makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its Subsidiaries (if such Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by any Stockholder in such stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict any Stockholder from exercising such Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.

1.9Additional Subject Shares.  Each Stockholder hereby agrees to promptly notify (and in any event within two (2) Business Days) the Parent and Merger Sub of the number of any additional Shares with respect to which record or beneficial ownership is acquired by such Stockholder, if any, after the date hereof.

1.10Further Assurances. Each Stockholder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents as Parent or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

ARTICLE II

Representations and Warranties of the Stockholders

Each Stockholder hereby represents and warrants to the Company, Parent and Merger Sub as follows:

2.1Organization; Authorization. Such Stockholder, if it is an entity, is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization. Such Stockholder has all requisite individual, limited liability company, corporate or other similar, as applicable, capacity, power and authority to execute and deliver this Agreement and to perform, his, her or its obligations under this Agreement. With respect to a Stockholder that is an entity, the execution and delivery of this Agreement and such Stockholder’s performance of its obligations under this Agreement have been duly authorized by all necessary corporate or other organizational action on the part of the Stockholder and no other corporate or other organizational action on the part of such Stockholder is necessary to authorize the execution and delivery of this Agreement or for such Stockholder to perform its obligations under this Agreement. No approval by any holder of such Stockholder’s equity, membership or other interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

2.2Governmental Filings; No Violations; Certain Contracts.

(a)The execution, delivery and performance by such Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (B) compliance with any applicable rules of NASDAQ.

(b)The execution and delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated by this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (A) if such Stockholder is an entity, the organizational documents of the Stockholder, (B) any Contract to which such Stockholder is a party or by which the Stockholder or any of its properties, rights or other assets are subject or (C) any applicable Law.

2.3Litigation. There are no pending or, to the knowledge of such Stockholder, threatened Actions against such Stockholder that seek to enjoin, or are reasonably likely to have the effect of preventing, making illegal, or otherwise interfering with, any of the Stockholder’s obligations under this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

2.4Ownership of Company Stock; Voting Power. The Stockholder’s signature page hereto correctly sets forth the number of Subject Shares held of record and beneficially by the Stockholder as of the date of this Agreement. The Stockholder is the record and sole beneficial holder of all of its Subject Shares and has full voting power and power of disposition with respect to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement, (b) any applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws. Except pursuant to this Agreement or the Merger Agreement or as set forth in the Company’s Charter, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Subject Shares.

2.5Additional Company Stock. The Stockholder hereby agrees to promptly notify (and in any event within two (2) business days) the Company and Parent of the number of any additional Shares with respect to which record or beneficial ownership is acquired by the Stockholder, if any, after the date hereof, by transfer or any other mechanism, except with respect to transfers solely among the Stockholder and its Affiliates. Any such Shares shall automatically become subject to the terms of this Agreement as though owned by the Stockholder as of the date hereof.

2.6Reliance. The Stockholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

2.7Finder’s Fees. Other than B. Riley FBR, Inc., no agent, broker, investment banker, finder or other intermediary is or will be entitled to any fee or commission or reimbursement of expenses from Parent or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to each Stockholder party hereto, Parent and Merger Sub as follows:

3.1Organization, Good Standing. The Company is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the State of Delaware.

3.2Corporate Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement. The execution and delivery of this Agreement and the Company’s performance of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement or for the Company to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms subject to the Bankruptcy and Equity Exception.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Each of Parent and Merger Sub hereby, severally, and not jointly, represent and warrant to each Stockholder party hereto and the Company as follows:

4.1Organization, Good Standing. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the State of Delaware.

4.2Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement. The execution and delivery of this Agreement and such Person’s performance of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of such Person and no other corporate action on the part of such Person are necessary to authorize the execution and delivery of this Agreement or for such Person to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Person and constitutes a valid and binding agreement of such Person, enforceable against such Person in accordance with its terms subject to the Bankruptcy and Equity Exception.

ARTICLE V

General Provisions

5.1Termination. This Agreement and all obligations, covenants and agreements contained herein, including the voting agreements contemplated hereby and the proxies granted hereunder, shall automatically terminate and cease to be effective at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article VIII thereof; (c) the effective date of a written agreement duly executed and delivered by each of the parties hereto terminating this Agreement; and (d) the amendment of the Merger Agreement, without the prior written consent of the Stockholder, in a manner that affects the material terms of the Merger Agreement in a manner that is adverse to the Company or its stockholders (including with respect to the reduction of or to the imposition of any restriction on the Stockholder’s right to receive the Per Share Merger Consideration, or any reduction in the amount or change in the form of the Per Share Merger Consideration); provided, however, that in the case of any termination pursuant to clause (a) of the previous sentence, Section 1.5 (Waiver of Appraisal Rights), Section 1.6 (Public Announcement) and Section 1.9 (Further Assurances) and this ARTICLE V shall survive such termination.

5.2Modification or Amendment. This Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each of Parent, Merger Sub and each Stockholder with respect to whom such amendment or modification shall be effective and, in the case of a waiver, by the party against whom the waiver is to be effective.

5.3Extension; Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

5.4Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by facsimile:

If to Parent or Merger Sub:

Insight Enterprises, Inc.

6820 South Harl Avenue

Tempe, AZ 85283

Attention:Samuel C. Crowley

Facsimile:(480) 760-7892

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:Stephen Kotran

Facsimile:(212) 291 9086

If to the Company:

PCM, Inc.

1940 East Mariposa Avenue

El Segundo, CA 90245

Attention:Robert I. Newton and Brandon H. LaVerne

E-Mail:rob.newton@pcm.com and brandon.laverne@pcm.com

with a copy to (which shall not constitute notice):

Sheppard Mullin Richter & Hampton LLP

650 Town Center Drive, Tenth Floor

Costa Mesa, CA 92626

Attention:Craig S. Mordock

Facsimile:(714) 513-5130

If to a Stockholder:

As set forth on the signature page of such Stockholder.

or to such other Person or addressees as has or have been designated in writing by the party to receive such notice provided above.  Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon confirmation of successful transmission if sent by facsimile and followed up within one Business Day by dispatch pursuant to one of the other methods described herein.  Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 5.4.

5.5Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

5.6Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.  Each of the parties to this Agreement hereby agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, another federal or state court located in the State of Delaware (the “Chosen Courts”) and, solely in connection with such claims, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party to this Agreement and (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE FINANCING RELATED PARTIES) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6.

(b)Specific Performance.  Each of the parties to this Agreement acknowledges and agrees that the rights of each party to under this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that, in addition to any other available remedies a party may have at law or in equity, each party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security.  In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege or assert, and each party hereby waives the defense, that there is an adequate remedy at law.

5.7Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

5.8Entire Agreement. This Agreement and the documents and other agreements among the parties hereto as contemplated by or referred to herein, together with each other agreement entered into by or among any of Parent, Merger Sub and the Company as of the date of this Agreement that makes reference to this Section 5.8, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof, other than the Merger Agreement and the Confidentiality Agreement.

5.9No Third Party Beneficiaries. The parties hereto agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

5.10Expenses. Except as otherwise set forth in this Agreement or in the Merger Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the party incurring such expense.

5.11Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

5.12Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns.  No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties, except that Merger Sub may assign any and all of its rights under this Agreement, by written notice to the Company, to another wholly-owned direct or indirect Subsidiary of Parent to be a Constituent Corporation in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that no assignment shall relieve Parent of any of its obligations pursuant to this Agreement.  Any purported assignment in violation of this Agreement is void.

5.13Interpretation; Construction.

(a)Headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented.  Currency amounts referenced herein are in U.S. Dollars.  Each reference to a “wholly-owned Subsidiary” or “wholly-owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

INSIGHT ENTERPRISES, INC.

By:	/s/ Kenneth T. Lamneck
	Name:	Kenneth T. Lamneck
	Title:	President and Chief Executive Officer

PCM, INC.

By:	/s/ Frank F. Khulusi
	Name:	Frank F. Khulusi
	Title:	CEO & Chairman

TROJAN ACQUISITION CORP.

By:	/s/ Kenneth T. Lamneck
	Name:	Kenneth T. Lamneck
	Title:	Authorized Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

STOCKHOLDER
/s/ Frank F. Khulusi Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Frank F. Khulusi Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
/s/ Mona C. Khulusi Signature of Stockholder’s Spouse (if applicable)	Mona C. Khulusi Printed Name of Stockholder’s Spouse (if applicable)

Total number of Shares held of record and beneficially by Stockholder as of the date of this Agreement (June 23, 2019):

120,200 Shares

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

STOCKHOLDER
/s/ Frank F. Khulusi Signature of Stockholder	Frank F. Khulusi Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Frank F. Khulusi and Mona C. Khulusi Charitable Lead Annuity Trust Printed Name of Stockholder	Trustee Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
/s/ Mona C. Khulusi Signature of Stockholder’s Spouse (if applicable)	Mona C. Khulusi Printed Name of Stockholder’s Spouse (if applicable)

Total number of Shares held of record and beneficially by Stockholder as of the date of this Agreement (June 23, 2019):

30,076 Shares

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

STOCKHOLDER
/s/ Frank F. Khulusi Signature of Stockholder	Frank F. Khulusi Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Khulusi Revocable Family Trust, dated November 3, 1993 Printed Name of Stockholder	Trustee Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
/s/ Mona C. Khulusi Signature of Stockholder’s Spouse (if applicable)	Mona C. Khulusi Printed Name of Stockholder’s Spouse (if applicable)

Total number of Shares held of record and beneficially by Stockholder as of the date of this Agreement (June 23, 2019):

2,474,472 Shares

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

STOCKHOLDER
/s/ Frank F. Khulusi Signature of Stockholder	Frank F. Khulusi Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Frank F. Khulusi and Mona C. Khulusi Foundation Trust Printed Name of Stockholder	Trustee Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
/s/ Mona C. Khulusi Signature of Stockholder’s Spouse (if applicable)	Mona C. Khulusi Printed Name of Stockholder’s Spouse (if applicable)

Total number of Shares held of record and beneficially by Stockholder as of the date of this Agreement (June 23, 2019):

5,464 Shares

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

STOCKHOLDER
/s/ Robert J. Miley Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Robert J. Miley Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Signature of Stockholder’s Spouse (if applicable)	Printed Name of Stockholder’s Spouse (if applicable)

Total number of Shares held of record and beneficially by Stockholder as of the date of this Agreement (June 23, 2019):

35,850 Shares

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

STOCKHOLDER
/s/ Robert J. Miley Signature of Stockholder	Robert J. Miley Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
2006 Robert J. Miley and Amy S. Miley Revocable Trust, dated February 9, 2006 Printed Name of Stockholder	Trustee Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
/s/ Amy S. Miley Signature of Stockholder’s Spouse (if applicable)	Amy S. Miley Printed Name of Stockholder’s Spouse (if applicable)

Total number of Shares held of record and beneficially by Stockholder as of the date of this Agreement (June 23, 2019):

73,023 Shares

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

STOCKHOLDER
/s/ Brandon H. LaVerne Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Brandon H. LaVerne Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Signature of Stockholder’s Spouse (if applicable)	Printed Name of Stockholder’s Spouse (if applicable)

Total number of Shares held of record and beneficially by Stockholder as of the date of this Agreement (June 23, 2019):

103,537 Shares

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

STOCKHOLDER
/s/ Robert I. Newton Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Robert I. Newton Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Signature of Stockholder’s Spouse (if applicable)	Printed Name of Stockholder’s Spouse (if applicable)

Total number of Shares held of record and beneficially by Stockholder as of the date of this Agreement (June 23, 2019):

167,862 Shares

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

STOCKHOLDER
/s/ Simon M. Abuyounes Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Simon M. Abuyounes Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Signature of Stockholder’s Spouse (if applicable)	Printed Name of Stockholder’s Spouse (if applicable)

Total number of Shares held of record and beneficially by Stockholder as of the date of this Agreement (June 23, 2019):

104,487 Shares

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

STOCKHOLDER
/s/ Thomas A. Maloof Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Thomas A. Maloof Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Signature of Stockholder’s Spouse (if applicable)	Printed Name of Stockholder’s Spouse (if applicable)

Total number of Shares held of record and beneficially by Stockholder as of the date of this Agreement (June 23, 2019):

18,250 Shares

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

STOCKHOLDER
/s/ Thomas A. Maloof Signature of Stockholder	Thomas A. Maloof Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Maloof Living Trust with Thomas and Robin Maloof Trustees Dated 9/15/92 Printed Name of Stockholder	Trustee Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
/s/ Robin Maloof Signature of Stockholder’s Spouse (if applicable)	Robin Maloof Printed Name of Stockholder’s Spouse (if applicable)

Total number of Shares held of record and beneficially by Stockholder as of the date of this Agreement (June 23, 2019):

67,500 Shares

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

STOCKHOLDER
/s/ Ronald B. Reck Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Ronald B. Reck Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Signature of Stockholder’s Spouse (if applicable)	Printed Name of Stockholder’s Spouse (if applicable)

Total number of Shares held of record and beneficially by Stockholder as of the date of this Agreement (June 23, 2019):

60,750 Shares

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

STOCKHOLDER
/s/ Paul C. Heeschen Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Paul C. Heeschen Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Signature of Stockholder’s Spouse (if applicable)	Printed Name of Stockholder’s Spouse (if applicable)

Total number of Shares held of record and beneficially by Stockholder as of the date of this Agreement (June 23, 2019):

65,475 Shares

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

STOCKHOLDER
/s/ Paul C. Heeschen Signature of Stockholder	Paul C. Heeschen Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Heeschen Revocable Trust Printed Name of Stockholder	Trustee Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Signature of Stockholder’s Spouse (if applicable)	Printed Name of Stockholder’s Spouse (if applicable)

Total number of Shares held of record and beneficially by Stockholder as of the date of this Agreement (June 23, 2019):

8,939 Shares

Annex A

ANNEX A – EXAMPLE

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Voting Agreement dated as of June 23, 2019 (the “Voting Agreement”) by and among Insight Enterprises, Inc., Trojan Acquisition Corp., PCM, Inc. and the other signatories that are party thereto as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Voting Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Stockholder” under, the Voting Agreement as of the date hereof and shall have all of the rights and obligations of a Stockholder as if it had executed the Voting Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Voting Agreement

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:  ___________________

By:	Name: Title:

Address for Notices:

With copies to: